EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use in this Registration Statement on Form F-1 of our report dated January 12, 2009, relating to the financial statements of North American Minerals Group Inc.  (a development stage Company) for the year ended December 31, 2007, for the period from February 17, 2006 (inception) to December 31, 2006 and for the period from February 17, 2006 (inception) to December 31, 2007 (which audit report expresses an unqualified opinion, but includes an explanatory paragraph concerning the Company’s ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

Toronto, Ontario
January 26, 2009

“/s/ Deloitte & Touche LLP”
Deloitte & Touche LLP,
Independent Registered Chartered Accountants